UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP


1. Name and Address of Reporting Person
    Queensway Financial Holdings Limited
    90 Adelaide Street West, Suite 500
    Toronto, Ontario
    M5H 3V9
    CANADA

2. Issuer Name and Ticker or Trading Symbol
    ACMAT Corp, ACMTA

3. IRS or Social Security Number of Reporting Person (Voluntary)
    N/a

4. Statement for Month/Year
    12/1999

5. If Amendment, Date of Original (Month/Year)
    5/1997

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director
    ( ) Officer (give title below)
    (x) 10% Owner
    ( ) Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
    (x) Form filed by One Reporting Person
         ( ) Form filed by More than Once Reporting Person


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Table I -     Non-Derivative Securities Beneficially Owned
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1.Title of  2. Trans-  3. Trans-  4. Securities Acquired (A)  5. Amount of   6.
Ownership Form:    7:Nature of Indirect
  Security     action     action     or Disposed of (D)          Securites
Direct (D) or Beneficial
           Date      Code                         Benefically    Indirect (I)
Ow
nership
                                        Owned at End
                                        of Month
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                         Amount  (A)   Price
                             or (D)
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  Class A
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                                       454,050        D
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Table II -    Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)
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No reportable transactions

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Explanation of Responses:


Signature of Reporting Person:
Allison Knudsen
Queensway Financial Holdings Limited

Date:
02/14/2000